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                       CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in Post-Effective Amendment
No. 2 to the Registration Statement (Form S-8 No. 333-05111) of WellPoint Health Networks Inc. pertaining to the WellPoint Health Networks Inc. Employee Stock Purchase Plan, WellPoint Health Networks Inc. Stock Option/Award Plan,
WellPoint Health Networks Inc. Employee Stock Option Plan and Salary Deferral Savings Program of WellPoint Health Networks Inc., of our report dated May 12, 1997, with respect to the combined financial statements of The Group Benefits Operations of John Hancock Mutual Life Insurance Company and subsidiaries included in Amendment No. 1 on Form 8-K/A to WellPoint Health Networks Inc.'s Current Report on Form 8-K dated March 1, 1997, filed with the Securities and Exchange Commission.




                                       /s/ ERNST & YOUNG LLP

                                       ERNST & YOUNG
 LLP


Boston, Massachusetts
August 1, 1997